Code of Ethics

December 2021

Code of Ethics

Article I. Scope and Certain Definitions

1.1	Supervised Persons. This Manual applies to “Supervised Persons.” Supervised Persons include

(i) directors and officers, (ii) employees, and (iii) any other person acting on the Company’s behalf and who is subject to its supervision and control.

1.2                   Access Persons. An “Access Person” is any Supervised Person who (i) has access to material non-public information (“MNPI”) regarding clients’ purchase or sale of securities or the portfolio holdings of any fund or plan advised by the Company, (ii) is involved in making securities recommendations or rendering advice to clients, or (iii) has access to such recommendations that are non-public in nature. For the avoidance of doubt, the Company’s directors and officers are Access Persons.

1.3                   ComplianceAlpha. The Company uses ACA Compliance Group’s “ComplianceAlpha” system to streamline the collection of employee requests for compliance approval and other required reporting. Supervised Persons must use ComplianceAlpha anywhere that prior written permission is required by a policy herein.

Article II. General Principles

2.1                   Codes and Regulations. Supervised Persons are expected to be knowledgeable of, and comply with, applicable federal, state, and non-U.S. laws and regulations. They are expected to abide by the compliance practices and procedures set forth in this Manual.

2.2                   General Standards of Business Conduct. The Company expects that Supervised Persons will conduct themselves in accordance with the following general standards regardless of whether this Manual prescribes more specific practices or procedures in relation to certain conduct.

a.	Supervised Persons are not permitted, directly or indirectly:
1.	To defraud the client in any manner;
2.	To mislead the client, including by making a statement that omits material facts;
3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;
4.	To engage in any manipulative practice with respect to the client; or
5.	To engage in any manipulative practice with respect to securities, including price manipulation.
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As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Supervised Persons must conduct themselves in a manner consistent with such duties by, for example:

1.	Avoiding conflicts of interest and fully disclosing all material facts concerning any conflict that does arise with respect to any client;
2.	Refraining from inappropriate favoritism of one client (or potential client) over another client;
3.	Using caution in accepting gifts or bequests from clients and refraining from taking loans from clients;
4.	Avoiding activities that are competitive with the Company; and
5.	Not allowing one’s own investments to influence judgment or action in the conduct of the Company’s business.

Many of the Company’s clients are employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to these clients, the Company is subject to the fiduciary standards imposed by ERISA. Supervised Persons adhere to these standards and render advice and services in a manner consistent with the following:

1.	Exclusive Benefit. A fiduciary must discharge its duties with respect to a plan solely in the interest of its participants and beneficiaries and for the exclusive purpose of providing benefits to them.
2.	Prudent Expert Rule. A fiduciary in discharging its duties with respect to a plan is required to act “with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.”
3.	Diversification. A fiduciary that has investment responsibility must diversify the investments of a plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.
4.	Non-Deviation from Plan Documents. A fiduciary must act in accordance with the documents and instruments governing a plan insofar as they are consistent with the provisions of ERISA.

Article III. Personal Trading Policy and Procedures

3.1	Introduction.
a.	Rule 204A-1 under the Advisers Act requires the Company’s Code of Ethics to impose certain restrictions on the personal securities trading of Supervised Persons and any other
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accounts that hold securities in which the Supervised Person has a current direct or indirect pecuniary interest, held directly in the Supervised Person’s name or indirectly through any contract, arrangement, understanding, relationship or otherwise (“Beneficial Ownership”). A Supervised Person is presumed to be a Beneficial Owner of securities that are held by his or her spouse and any other persons to whom the Supervised Person provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private security transactions and reporting certain trading activities and securities holdings on an ongoing basis.

b.	Pursuant to the Rule, the following policy is designed to help prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any personal trading account and guard against the misuse of MNPI. All personal trading and other similar activities of Supervised Persons, and any Family Member, must avoid any conflict or perceived conflict with the interests of the Company and its clients. To that end, personal trading in the securities of issuers currently listed on the Company’s Restricted List is not permitted, with the exception of limited circumstances where recently hired Supervised Persons may be required to sell certain securities with the CCO’s pre-approval. Further, personal trading in the securities of any entity that derives the majority of its revenues from investment management activities currently listed on the Company’s Watch List is acceptable only in limited circumstances with the CCO’s pre-approval.
c.	Supervised Persons are expected to devote their business time to the business of the Company. The Company discourages, and will monitor Supervised Persons’ activities, including, but not limited to personal trading, that would distract Supervised Persons from their responsibilities to the Company. The Company therefore reserves the right to restrict such activities, including, but not limited to, suspending trading privileges. For the purpose of this policy, Supervised Persons are encouraged to submit all pre-clearance requests and personal trading reporting forms through ComplianceAlpha. Should the system not be accessible, Supervised Persons shall submit requests via e-mail to the CCO.

3.2	Definitions.
a.	Covered Accounts
1.	This policy applies to all personal investment or securities trading accounts, in which a Supervised Person has a current Beneficial Ownership, unless such accounts only have the ability to transact in “Exempt Investments” (see Section 3.2(c) below); specifically, “Covered Accounts” includes but is not limited to (i) trusts for which a Supervised Person acts as trustee, executor or discretionary manager; (ii) accounts for the benefit of the Supervised Person’s spouse or minor child; and (iii) accounts for the benefit of any person to whom the Supervised Person provides material financial support.
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2.	This policy also applies to any person(s) hired by the Company as an independent contractor (or equivalent) and are the recipient of MNPI regarding the Company’s trading activities (e.g., confidential information regarding client portfolio holdings, etc.). However, the CCO may exempt certain short-term staff (such as interns) who have limited access to the above confidential information that could be transacted upon in conflict with clients’ interests. Any questions regarding the applicability of this policy to a particular investment should be raised with the CCO.
b.	Non-Discretionary Managed Accounts
1.	A “Non-Discretionary Managed Account” means an account over which a Supervised Person has no direct or indirect influence or control. This includes accounts for which a Supervised Person has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser and therefore all specific investment decisions in the account are made by the third-party investment manager and not directly or indirectly influenced or controlled by a Supervised Person or any Family Member. For a Supervised Person to claim this status, sufficient documentation must first be provided to the CCO from the Supervised Person and outside adviser to illustrate the investment relationship.
2.	Supervised Persons and their Family Members may not provide any advice, suggestions or directions to the professional investment manager with respect to the purchase or sale of a specific security or instrument in a Non-Discretionary Managed Account. Supervised Persons and their Family Members, may, however discuss with the professional investment manager overall investment goals and asset allocation among broad asset classes in a Non-Discretionary Managed Account.
3.	A Non-Discretionary Managed Account is not a Covered Account and is not subject to the preclearance or quarterly reporting requirements detailed below.
4.	Robo-advised accounts may be classified as Non-Discretionary Managed Accounts. Robo-advisers are registered investment advisers that use computer algorithms to provide investment advisory services online. As Supervised Persons typically have no direct or indirect influence or control, Supervised Persons must notify the Chief Compliance if a robo-account is opened. The CCO will determine if such account will be classified as a Non-Discretionary Managed Account.
5.	In the event that a Non-Discretionary Managed Account is no longer deemed managed by a third party investment manager, it is the responsibility of the Supervised Person to promptly notify the CCO of the change in status.
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c.	Exempt Investments. The requirements of this policy do not apply to:
1.	Direct obligations of the Government of the United States, individual states and local municipalities (including Treasury bonds);
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end mutual funds or the non-U.S. equivalents (specifically excluded from the requirements of this policy are prior participant directed retirement plans that are solely able to invest in these shares or other Exempt Investments listed in this section);
5.	Shares issued by unit investment trusts that are invested solely in one or more open-end mutual funds;
6.	“Section 529” college savings and pre-paid college tuition plans (specifically exclude from the requirements of this policy are Section 529 College Savings Plans);
7.	Currency and non-securities derivatives on foreign currency;
8.	Cryptocurrencies1;
9.	Annuities and other insurance products (unless the product is referenced to an investment instrument that is not an Exempt Investment described above); and
10.	Accounts where the Supervised Person has no beneficial interest.

As discussed in Section 3.2(a) above, Covered Accounts that only have the ability to transact in Exempt Investments are not subject to this policy’s disclosure requirements.

d.	Private Placements

A “private placement” means an offering of securities that is exempt from registration under the Securities Act of 1933. Unregistered shares or other interests in a hedge fund, private equity fund, private real estate fund, private company, private partnership, or private limited liability company are all examples of private placements.

e.	Restricted List

In general, a Restricted List may consist of securities of: (i) issuers or companies with respect to which the CCO has been made aware that a Supervised Person has received, expects to

1 The Company deems cryptocurrency “altcoins” or “coins” akin to traditional currencies and are therefore Exempt Investments. Examples include, but are not limited to, Bitcoin, Ethereum, and Ripple. For the avoidance of doubt, all other crypto and/or digital assets, such as participation in initial coin offerings, mining contracts, and other tokenized investments that provide the investor with a private interest in a business enterprise or venture (e.g., a private fund) are NOT Exempt Investments and are subject to preclearance.

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receive or may be in a position to receive MNPI; (ii) issuers or companies on whose board of directors or similar body a Supervised Person serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which the Company has entered into a Confidentiality Agreement (a “CA”) when information under such agreement may include MNPI of a public issuer or company; (iv) companies for which any Supervised Person has received MNPI when evaluating client strategies or private positions; and (v) other companies that the Company and its Supervised Persons should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Company.

Any time a Supervised Person receives MNPI about a company that has issued publicly traded securities, that company will be added to the Restricted List. Supervised Persons are responsible for contacting the CCO any time that they receive or intend to receive any non- public information about a public company. They are also responsible for notifying the CCO of any other circumstances in which a company should be added to the Restricted List. The CCO shall be responsible for maintaining the Company’s Restricted List.

1.	Overview

Absent an exception granted by the CCO, Supervised Persons and their Family Members, are prohibited from trading or otherwise investing in the securities of issuers or companies that are on the Company’s Restricted List until such security is removed from the Restricted List.

The CCO will ensure that the Restricted List is available to all Supervised Persons via ComplianceAlpha. Supervised Persons are required to consult the Restricted List as needed to comply with this policy.

The Restricted List is confidential and may not be disclosed to anyone outside the Company as it may contain MNPI. It is therefore vital that Supervised Persons do not disclose the contents of the Restricted List to anyone outside of the Company or to Supervised Persons who do not have a legitimate need to know, without the prior consent of the CCO.

2.	Review

The CCO will review the Restricted List on a regular basis to determine whether any Supervised Persons remain in possession of non-public information. Specifically, the CCO, during the course of his review, will update the Restricted List to reflect those issuers or companies for which a Supervised Person(s) and/or the Company no longer has MNPI. The CCO shall document the reasons an issuer or company has been removed from the Restricted List.

f.	Investment Management Firms (generally on the Watch List)

Personal trading in Covered Accounts in the securities of any entity that derives the majority of its revenues from investment management activities is generally prohibited, and

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acceptable only in rare instances at the sole discretion of the CCO. For example, Supervised Persons may request pre-approval to exit the pre-existing stock position of an investment management firm or in the event a Family Member of a Supervised Person is employed and compensated by the investment management entity with securities similar to a stock purchase plan or Automatic Investment Plan.

g.	Charitable Contributions, Gifts and Donor-Advised Funds

Charitable contributions or gifts of investment instruments are treated as sales under this policy and therefore subject to the same requirements that apply to sale transactions as described herein. Similarly, donor-advised funds (each, a “DAF”) are treated as Covered Accounts and subject to the requirements described herein unless a DAF qualifies as a Non- Discretionary Managed Account.

h.	Automatic Investment Plans

Participation by Covered Accounts in automatic investment plans that on a regular basis invest in a predetermined amount in a basket of securities chosen by an investor requires the CCO’s prior approval. If participation in such a plan has been approved, regular and automatic investments are not subject to the transaction pre-approval requirement described below in Section 3.4. However, modifications to the previously approved, regular and automatic investment activities of the plan must receive the CCO’s pre-approval. For the avoidance of doubt, any transactions in the same Covered Account that are not part of the pre-approved automatic investment plan are subject to the pre-approval requirement.

3.3	Account Disclosure Requirements.
a.	Initial Holdings Disclosure Requirement for Covered Accounts

Within 10 calendar days of commencing employment (or otherwise becoming subject to this policy), you must submit via ComplianceAlpha a completed Initial Holdings Report, which includes information about each of your securities holdings in your Covered Accounts. In order to complete this report, you must first connect your Covered Accounts electronically to ComplianceAlpha.2 As noted above, you must submit an Initial Holdings Report via ComplianceAlpha even if you do not have securities holdings to disclose. Without the CCO’s prior approval, you may not execute a transaction in a Covered Account prior to disclosing it in ComplianceAlpha.

2 Covered Accounts should be connected electronically to ComplianceAlpha (i.e., automatically feed holdings and transactions information) via (i) adding your account to an existing direct data feed from your broker or (ii) your Covered Account’s online login credentials. Since the holdings of Covered Accounts that only have the ability to transact in securities that are deemed Exempt Investments must only be reported initially and annually, you may attach a PDF account statement in your Initial Holdings Report and Annual Holdings Reports in lieu of an electronic connection. Please see the CCO with any issues regarding connecting your accounts to ComplianceAlpha or for guidance regarding the preferred connection method.

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b.	Quarterly Transaction Disclosure Requirement for Covered Accounts

Within 30 calendar days after the end of each calendar quarter, you must submit a Quarterly Transaction Report via ComplianceAlpha disclosing all transactions effected in each Covered Account during the prior quarter. You must submit a Quarterly Transaction Report even if there were no transactions to report. Transactions in Covered Accounts that are connected electronically to ComplianceAlpha will automatically populate in the Quarterly Transaction Report, however, it is your responsibility to ensure that such automatic reporting is complete and accurate. For the avoidance of doubt, such reports must include any transactions effected during the prior quarter that did not automatically feed to ComplianceAlpha, such as grants of restricted stock units, vested stock options, or transactions in private investment vehicles and other private placements.

c.	Annual Holdings Disclosure Requirement for Covered Accounts

Within 45 calendar days after the end of each calendar year, you must submit an Annual Holdings Report via ComplianceAlpha disclosing holdings information regarding all investments in all Covered Accounts as of year-end. You must submit a timely Annual Holdings Report even if there are no holdings in Covered Accounts to report. Holdings information in Covered Accounts connected electronically to ComplianceAlpha will automatically populate in the Annual Holdings Report, however it is your responsibility to ensure that such automatic reporting is complete and accurate. For the avoidance of doubt, the holdings of Covered Accounts that only have the ability to transact in securities that are deemed Exempt Investments are required to be reported in your Annual Holdings Reports.

3.4	Transaction Pre-Approval Requirements.
a.	General Requirement

Voluntary transactions in the following securities require the CCO’s pre-approval via submission of a “pre-clearance request” in ComplianceAlpha:

1.	Participation in initial public offerings;
2.	Private placements or other limited offerings;
3.	Securities listed on the Company’s Restricted List (generally prohibited); and
4.	Securities of any entity that derives the majority of its revenues from investment management activities listed on the Company’s Watch List (generally prohibited).

To assist Supervised Persons’ compliance with this policy, the CCO will maintain a copy of the Restricted List and a non-comprehensive list of investment management businesses in the Watch List in ComplianceAlpha. As a result, it is vital that Supervised Persons check these lists prior to transacting in securities.

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b.	Transaction Pre-Approval Process

As noted above, you must submit each transaction pre-approval request via ComplianceAlpha and may not effect the transaction until you have received confirmation from Compliance that the transaction has been approved. Such requests will be processed via ComplianceAlpha which will send an email alert to you disclosing the result of the pre- approval request. Transactions that require prior approval must be effected by the end of the trading period approved by the CCO. As a result, good-till-cancel orders for transactions are generally prohibited. Private placement transactions must be effected within 30 calendar days of compliance approval.

The Company may, in its discretion, deny any transaction request for any reason. The Company will generally deny a transaction request if

1.	the investment is on the Company’s Restricted List;
2.	the investment directly relates to an entity that derives the majority of its revenues from investment management activities on the Company’s Watch List; or
3.	The Company otherwise deems the transaction to be contrary to the interests of the Company or a Company client.
c.	Exercise of Options

With the exception of a “cashless exercise” described below, the exercise of an option is not considered a transaction separate from the original transaction to acquire the option security. Please note, however, that the subsequent liquidation of an equity position that resulted from an option exercise is subject to this policy’s pre-approval requirement. In addition, consistent with Article V “Insider Trading and the Protection of Material Non-public Information,” please note that you may not exercise an option while aware of MNPI relating to that option or the entity that issued the option.

Stock options issued as compensation to employees from prior employers may allow the holder to effect a “cashless exercise”. Because a cashless exercise is generally effected through a simultaneous exercise and sale of the stock acquired, a cashless exercise of employer issued options is subject to prior approval requirements.

3.5	Compliance Review and Surveillance.

The CCO or selected delegate conducts certain reviews and surveillance of personal investment activity. Also, the CCO may provide Company management with certain information about a Supervised Person’s personal account transactions. A Managing Principal is responsible for the review and surveillance of the CCO’s personal investment activity and requisite pre-approval requests.

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Article IV. Conflicts of Interest

Certain interests or activities may create an actual or a potential conflict with the interests or activities of the Company or its clients or may give the appearance of conflicts though no actual conflicts exist. At all times you must act in the best interest of the Company and its clients and avoid conflicts of interest that could compel you to act in a manner that is inconsistent with the interests of the Company or its clients. Personal gain and advantage must never take precedent over your obligations to the Company and its clients. If you are aware of an interest, activity, or potential transaction that could cause you to act in manner that is inconsistent with the interests of the Company or its clients, you should discuss the matter with Compliance so that the Company can assess the potential conflict and take necessary steps to properly address it. You should not attempt to address a potential conflict without first involving the CCO.

The Company attempts to identify all actual or potential conflicts by administering this Manual and the Company’s compliance procedures, training, required new hire disclosures and the Annual Financial/Conflict of Interest Statement; however, the aforementioned cannot anticipate every potential conflict. You must be attentive to your interests and activities and whether they create actual or potential conflicts of interest. To that end, it is important that you carefully consider whether your personal or professional relationships, direct or indirect beneficial interests, or activities outside of the Company including charitable endeavors, could create a conflict (or the appearance of a conflict) with the interests of the Company or its clients.

You should also be aware that a conflict of interest may exist even if it does not result in any financial loss to the Company, its clients, or any gain to you, the Company, certain clients, and irrespective of the motivations of the Company or the persons involved. Such factors should not prevent you from notifying the CCO.

Article V. Insider Trading and Protection of Material Non-public Information

5.1	Introduction.

a.	The Company absolutely forbids insider trading. No Supervised Person may trade, personally or on behalf of others (such as private pooled investment vehicles and client accounts managed by the Company) while in possession of MNPI. No Supervised Person may communicate MNPI to anyone except individuals who are entitled to receive the information in connection with their performance of their responsibilities for the Company.
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5.2	Material Non-public Information.

a.	Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to hold, buy or sell the security in question. Information is likely to be “material” if it relates to significant changes affecting the issuer of the securities, including but not limited to:
1.	the impending termination of an investment manager;
2.	earnings (pre-tax income, operating income, net income);
3.	mergers, acquisitions, declaration of stock splits or dividend increase, decrease or omission;
4.	major management changes;
5.	major accounting changes, changes in tax rate or significant changes in debt or equity;
6.	establishment of a program to purchase the issuer’s own shares;
7.	purchase or sale of a significant asset;
8.	write-downs or write-offs of assets;
9.	additions to reserves for bad debts or contingent liabilities;
10.	proposals or agreements involving a joint venture, merger, acquisition, consolidation, divestiture, leveraged buy-out or other reorganization;
11.	dispute with a major supplier or customer;
12.	debt service or liquidity problems;
13.	the public or private sale of a significant amount of securities;
14.	criminal indictments, civil litigation or government investigations;
15.	acquisition or loss of a significant contract;
16.	a significant new product or discovery; or
17.	a tender offer for another company’s securities.

“Non-public information” means information that has not been made available to the investing public generally, has been provided on a confidential basis, or has been provided in breach of a fiduciary duty not to disclose the information. Once MNPI has been disseminated broadly to the investing public through recognized channels of distribution designed to reach and to be readily absorbed by the securities marketplace (e.g., through a national wire service, The Wall Street Journal or The New York Times or through the filing of a public disclosure document such as a proxy statement or prospectus with the SEC or other appropriate regulatory agency), it loses its status as non-public information.

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MNPI includes information about the Company’s recommendations and information about client’s securities holdings and transactions (including pending transactions). The Company and Supervised Persons are not ordinarily privy to information regarding impending trades made in client portfolios. However, in the event such information becomes available to the Company or any Supervised Person, such information will be considered MNPI.

No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. If a Supervised Person is uncertain whether certain information is material, he or she should contact the CCO.

5.3	Policies and Procedures for Protection of MNPI. The use or improper disclosure of MNPI is prohibited under applicable securities laws and this Manual. If you believe you are in possession of MNPI, do not share the information with anyone and immediately contact the CCO.
b.	The following governs the handling of MNPI:
1.	Never trade, recommend, direct, or otherwise cause the trading in securities for a client account, your own account, or the account of the Company or any third party when you are aware of MNPI relating to the issuer of the securities.
2.	Never disclose MNPI except: (i) to the extent such disclosure is authorized by the written approval of the CCO and when necessary in connection with your duties to the Company or a client; or (ii) when the person to whom the disclosure is made is under a formal obligation of confidence to the Company, as is the case with other Supervised Persons, the Company’s outside counsel or auditors, and only when the person to whom the disclosure is made has a legitimate need to know such information; or (iii) to the SEC, the U.S. Department of Labor (“DOL”) or other regulator at the direction of internal or outside counsel to the Company.
b.	The following guidance is designed to help prevent unauthorized or improper disclosures:
1.	Good judgment and care should be exercised at all times to avoid unauthorized or improper disclosures. Conversations in public places such as restaurants and elevators should be limited to matters that do not pertain to confidential information.
2.	Sensitive confidential materials are frequently transmitted by e-mail and facsimile. When sending confidential materials via e-mail the sender should verify the recipient’s e-mail address to ensure that confidential information is not misdirected. When sending confidential materials via facsimile, the sender should verify that the recipient’s facsimile machine is in a secure place or that the intended recipient is standing by the machine when the transmission is made.
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5.4                   Confidentiality of Clients’ Records and Information. All information pertaining to a client or its account is to be considered “confidential” and is not to be distributed to any parties outside of the Company, except as necessary to provide services as described in such client’s advisory agreement or as required by law or law process.

Article VI. Reporting of Violations and Sanctions

Any known or suspected violations of any policy or procedure included in this Code of Ethics and Manual must be reported promptly to the CCO or a member of the Compliance Committee. The Company will use its best efforts to keep confidential the identity of any Supervised Person who makes such a report. Complete confidentiality may not be possible in every case, however, where an investigation is pending and/or regulatory reporting is required. Nonetheless, the Company will not permit retribution, harassment, or intimidation of any Supervised Person who in good faith makes any such report. Notwithstanding your rights as referenced under the Whistleblower Policy, failing to report a suspected or known violation will be deemed a violation of this policy.

Sanctions may include education, issuing a formal compliance memo, notifying management, reducing a discretionary bonus, if any, or imposing other sanctions as appropriate, including but not limited to restricting trading privileges, requiring reversal of a trade made in violation of the Code of Ethics or other applicable policies, or taking other disciplinary action, including, but not limited to, suspension or termination of employment.

Specific to trades in violation of the Code of Ethics, may be required to reverse any improper personal securities trade at the expense of the Supervised Person and surrender any profit or take up any loss. In such cases, the amount of any profit shall be calculated by the CCO and may be required to be sent to a charitable organization of the Company’s choosing.

Violations are considered on a cumulative basis. The foregoing sanctions are intended to be guidelines only. Compliance, in its discretion, may recommend alternative actions if deemed warranted by the facts and circumstances of each situation. The CCO and the Compliance Committee is authorized to determine the appropriate actions to be taken in specific cases. Sanctions may vary based on applicable law and regulatory requirements in your jurisdiction.

Article VII. CCO; Compliance Committee

7.1                   Compliance Committee. The Compliance Committee includes the CCO and is made up of various employees from relevant departments or responsibility (e.g., marketing, human resources, consulting, etc.). The Compliance Committee meets quarterly or more frequently as needed.

7.2	CCO. Eric Cressman serves as the CCO.
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7.3                   Periodic Review. Pursuant to Section 3.5, the CCO, or his delegate, will investigate any unusual transactions or trades executed by any Supervised Person and may be brought to the attention of the Compliance Committee or management for appropriate action.

7.4                   Authority; Annual Review. The CCO will conduct and document (or cause to be conducted and documented) an annual review of the Company’s ethics and compliance policies and will have full authority to develop and enforce appropriate policies and procedures designed to prevent violation of applicable securities laws.

7.5                   Document Distribution. The CCO will ensure timely distribution of the Company’s Form ADV Part 2A (brochure) and supplements (Part 2B) thereto and other required documents to clients.

Article VIII. Outside Business Activities Policy

General Policy

This policy governs the outside business activities of the Company’s Supervised Persons. Under this policy, an “Outside Business Activity” means any participation in any other enterprise (whether or not “for profit”) and includes both temporary (e.g. serving as an expert network consultant) and permanent positions.

Supervised Persons are prohibited from engaging in any Outside Business Activity without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to consideration of, among other things, potential conflicts of interest, disclosure obligations, time commitment, and regulatory issues.

If the Supervised Person receives approval from the CCO to engage in an Outside Business Activity and subsequently becomes aware of a potential conflict of interest that was not disclosed when the approval was granted, the conflict must be immediately brought to the attention of the CCO. The CCO may determine to withdraw prior approval.

Specific Situations

A Supervised Person may seek or be asked to serve as an officer or on the board of directors of other public or private entities in which the Company’s clients do not hold an interest (an “Outside Business”). Any such service may raise compliance concerns, including, but not limited to, access to MNPI and potential conflicts of interest.

•	As a board member or officer of an Outside Business, the Supervised Person may come into possession of MNPI about the Outside Business, its competitors, its suppliers or customers or other organizations. In instances where such information relates, directly or indirectly, to publicly traded securities, particularly where the entity is itself a public company, it is critical (i) that appropriate controls be put in place and (ii) that all the Supervised Persons comply with
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such controls, including, but not limited to, the Company’s Code of Ethics and Investment Policy and Procedure Manual’s section entitled “Insider Trading and the Protection of MNPI’

•	Conflicts of interest may arise should the Company or its clients or their related entities have or seek, in the future, to have a business relationship with the Outside Business. In those circumstances, the Supervised Person must not be involved in the decision to retain or otherwise transact business with the Outside Business in a manner which could place the Company’s interests in conflict with those of its clients.

The Supervised Person may not participate in any Outside Business Activity that comes to his or her attention as a result of his or her association with the Company and in which he or she knows that the Company or its client might be expected to have an interest, without:

•	seeking approval from management;
•	disclosing in writing all necessary facts to the CCO; and

•         obtaining written approval to participate from the CCO.

Exception

Standard volunteer work at a “not for profit” or charity organization that does not involve providing investment advice, a leadership position, or any compensation is permitted and falls outside the scope of Outside Business Activity. A Supervised Person is not required to disclose service as a non-director, non-officer, non-executive management employee or unpaid volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners association), unless you will be performing investment related functions on its behalf or the position has any form of compensation.

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